Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

FormFactor, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001	Other	2,200,000	$28.75	$63,250,000	.0001531	$9,684.00
Total Offering Amounts					$63,250,000		$9,684.00
Total Fee Offsets							—
Net Fee Due							$9,684.00

Offering Note

Note 1.A.: Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.001 par value (“Common Stock”), of FormFactor, Inc. that become issuable under in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

Note 1.B.: The Amount Registered represents 2,200,000 additional shares of Common Stock reserved for future issuance under the FormFactor, Inc. Amended and Restated 2012 Equity Incentive Plan.

Note 1.C.: The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price have been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on July 31, 2025.